Exhibit 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                                                                                                                              CONTACT
October 10, 2006                                                                                                                                                             Mary Waters
                                                                                           202-872-7700

Farmer Mac Declares Quarterly Dividends on Common and Preferred Stock

Washington, D.C. — The Board of Directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a quarterly dividend on the Corporation’s three classes of common stock - Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend of $0.10 per share of common stock will be payable on December 29, 2006 to holders of record of common stock as of December 15, 2006.

Farmer Mac’s Board of Directors has also declared a quarterly dividend on the Corporation’s 6.40% Cumulative Preferred Stock, Series A, which is not listed on any exchange. The quarterly dividend of $0.80 per share of preferred stock is for the period from October 1, 2006 through December 31, 2006 and will be payable on January 2, 2007 to holders of record of preferred stock as of December 20, 2006.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.